Exhibit 10.2

Limited Recapture Agreement

This Limited Recapture Agreement (the "Agreement") by and between Hill-Rom Holdings, Inc. ("Company") and  the undersigned Executive ("Executive") is entered into effective as of November 1, 2010 ("Effective Date"), as a condition of the grant of a cash award by the Company to the Executive under the Company's Short-Term Incentive Compensation Program or any similar future plan(s) or program(s) ("STIC Program") and/or the grant of any performance-based (but not time based) stock options, deferred stock shares or other awards under the Company’s Stock Incentive Plan (as such plan may be amended) or any similar future plan(s) (“Stock Plan”) .  Any and all such cash or stock based awards under the STIC Program and/or Stock Plan are referred to herein as “Performance Based Compensation.”

1.           Introduction.  The Company’s Board of Directors has adopted and disclosed publicly an Executive Compensation Recoupment Policy (“Policy”). Under the Policy, all Performance-Based Compensation paid or awarded to, and trading profits on any Company securities trades ("Trading Profits") by, executive officers (i.e., officers subject to Section 16 of the Securities Exchange Act of 1934, as amended) are subject to recoupment by the Company in the event there is a material restatement of the Company’s consolidated financial results (“Material Restatement”) due to misconduct of the individual executive officer(s) from whom recoupment is sought.  The Policy, which applies prospectively from its December 3, 2009 effective date, gives the Compensation and Management Development Committee of the Board of Directors of the Company (“Committee”) discretion to determine whether and to what extent to seek recoupment under the Policy based on specific facts and circumstances.  The Policy applies to all Performance Based Compensation and Trading Profits on any Company securities trades received by the Executive during the twenty four months prior to the disclosure of a Material Restatement.

2.           Agreement.

Triggering Event

A "Triggering Event" shall be deemed to occur when and if, (i) there is a Material Restatement and (ii) the Material Restatement was due, in whole or in part, to the Executive’s misconduct (including, without limitation, fraud, and violation of law or Company policy).

Covered Compensation

In the event that a Triggering Event is determined by the Committee to have occurred, the Committee may seek recoupment from the Executive of the following Performance Based Compensation paid to and Trading Profits received by the Executive ("Covered Compensation"):

(a)           Cash Awards Under STIC Program:  All cash awards under the STIC Program paid to Executive after the Effective Date and within the 24-month period preceding the first public announcement by the Company of the Material Restatement to the extent that such cash awards paid to Executive exceeded, in the determination of the Committee, the amounts that would have been paid had the Company’s consolidated financial results that are the subject of the Material Restatement initially been reported correctly.

(b)           Performance Based Stock Awards Under Stock Plan: All performance based stock options, performance based deferred stock shares or other performance based equity awards granted to Executive after the Effective Date and vested within the 24-month period preceding the first public announcement by the Company of the Material Restatement to the extent that such awards, in the determination of the Committee, would have not vested had the Company’s consolidated financial results that are the subject of the Material Restatement initially been reported correctly.

(c)           Trading Profits:  All Trading Profits received by Executive within the 24-month period preceding the first public announcement by the Company of the Material Restatement, regardless of whether such Trading Profits would have been received had the Company’s consolidated financial results that are the subject of the Material Restatement initially been reported correctly.

Repayment of Covered Compensation

In the event that a Triggering Event is determined by the Committee to have occurred and the Committee determines to recoup Covered Compensation from the Executive, the Executive agrees that he or she will promptly repay to the Company all Covered Compensation for which recoupment is sought in accordance with the following provisions:

(a)           Cash Awards Under STIC Program:  The Executive shall pay to the Company in cash the gross amount of cash awards under the STIC Program for which recoupment is sought.

(b)           Performance-Based Stock Options:  Vested and unexercised performance based stock options granted under the Stock Plan for which recoupment is sought shall automatically be forfeited and cancelled, and Executive thereafter shall not be entitled to exercise such stock options.

(c)           Shares of Company Stock:  Shares of stock of the Company received by Executive pursuant to performance based awards granted under the Stock Plan for which recoupment is sought, whether as an award of performance based deferred stock shares, upon the exercise of performance based stock options or otherwise, shall be transferred to the Company by the Executive; provided, however, that in the event the Executive no longer holds such shares, the Executive shall (i) transfer to the Company an equivalent number of other shares of Company stock held by Executive or (ii) if the Executive does not hold other shares of Company stock, pay to the Company an amount in cash equal to the greater of (A) the fair market value of the number of shares of Company stock for which recoupment is sought, as determined by the Committee, or (B) the proceeds received by the Executive upon the disposition of the shares for which recoupment is sought.

(d)           Trading Profits:  The Executive shall pay to the Company in cash the amount of any Trading Profits for which recoupment is sought.

In addition to or in lieu of the Executive’s obligation to repay Covered Compensation in accordance with the foregoing, the Company may, in its discretion, temporarily or permanently cancel its obligation to make any further payments to the Executive under the STIC Program or to make any further awards to the Executive under the Stock Plan.

Inapplicability to Compensation Received Prior to Effective Date

The Company's right to recoupment hereunder is not retroactive to any payment made under the STIC Program prior to the Effective Date, any award granted under the Stock Plan prior to the Effective Date or any Trading Profits received prior to the Effective Date.

Committee Discretion

The Committee has sole discretion to determine whether a Triggering Event has occurred and the amount of Covered Compensation to be recouped, if any, in connection with such Triggering Event.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed the Agreement as of the date first above written.

HILL-ROM HOLDINGS, INC.		EXECUTIVE

By:	/s/ Perry Stuckey	By:	/s/Mark Guinan

Name:	Perry Stuckey	Name:	Mark Guinan
Title:	Senior Vice President,
Chief Human Resources Officer